NORTHEAST UTILITIES, YANKEE ENERGY SYSTEM COMPLETE MERGER

Integration of two companies under way

CONTACT:

NU: Terrence McIntosh
YES: Sandy St. Pierre

Office:
(860)-665-5208
(203)-639-4661
After Hours:
(860)-286-2000
(203)-269-1112

BERLIN, Conn., March 1, 2000 - Northeast Utilities (NYSE:NU), New England's largest electric utility system, and Yankee Energy System, Inc., (NYSE:YES) parent of Yankee Gas Services Company, the state's largest natural gas distribution company, have completed their merger. The closing of the merger comes nearly nine months after the two companies first announced their intent to combine.

"This is a great day for our companies, our customers and the state of Connecticut," said Michael G. Morris, chairman, president and CEO of NU. "The combination of our two companies broadens the diversity of products and services we can offer our customers, increases the opportunities for our employees and cements our commitment to the communities we serve across the state."

Charles E. Gooley, president and CEO of Yankee Energy agrees. "This is the first day of a very bright future for Yankee Energy. With NU as our partner, we will now have the resources to strategically grow our business in ways we could not have done on our own. For Yankee Gas, it means new opportunities to expand our natural gas distribution system, while at the same time, opening new doors of growth potential for our unregulated subsidiaries."

The merger received final approval from the Securities and Exchange Commission (SEC) on January 31, 2000 and shortly thereafter YES shareholders were mailed election forms, asking them to decide if they wished to receive cash, NU shares or a combination of both in exchange for each of their YES shares. Under the terms of the merger, NU will pay $45 for each YES share, payable 45 percent in NU shares and 55 percent cash. Elections made by shareholders are subject to adjustment to meet these terms and the election deadline for YES shareholders is March 3, 2000. NU will issue over 11 million shares to YES shareholders.

In addition, YES shareholders who receive NU shares, as opposed to cash, will be eligible to receive NU's dividend of 10 cents per share, payable on March 31, 2000 to NU shareholders of record, as of March 6, 2000. In the transaction, NU will pay $478 million for all of YES common equity.
YES shareholders approved the merger agreement, in which YES becomes a subsidiary of NU, on October 12, 1999. The Connecticut Department of Public Utility Control issued its final approval December 29, 1999. SEC approval came a month later. YES will retain its corporate name.

Merger transition under way

The integration of the two companies is now under way with the merger closing. Several transition teams have been at work since last summer to prepare the companies for integration. They identified at least $10 million in savings for the combined companies over the next five years, with opportunities for more synergies yet to be explored.

Among the recommendations approved by a Transition Steering Committee - chaired by Morris and Gooley - are centralizing many support services for Yankee Energy at NU, some facility changes over time and conversion of Yankee's Information Technology (IT) infrastructure to NU's IT infrastructure.

A major goal of the merger is to enhance and broaden services to customers. Yankee Gas will expand the hours of its Customer Service Center this spring to help the Company better handle the peaks and volumes of customer calls. Yankee's Customer Service Call Center is currently open Monday through Friday, 8 a.m. - 5:30 p.m.; its new hours will be 7 a.m. - 10 p.m., Monday through Friday, and 8 a.m. - 8 p.m. on Saturday. Yankee Gas serves 185,000 customers in 69 cities and towns across Connecticut.

There are some changes for Yankee's unregulated subsidiaries, too. Yankee Energy Services Company (YESCo) will be integrated with NU's unregulated subsidiary, Select Energy. And NorConn, Yankee's subsidiary that leases and manages real estate for Yankee Gas, will be transferred to NU. R.M. Services and Yankee Energy Financial Services will remain part of Yankee Energy System.

This press release contains forward-looking statements within the meaning of
Section 21E of the Securities and Exchange Act of 1934. The forward-looking statements are subject to various risks and uncertainties. Discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions, the ability to realize cost savings and the terms associated with obtaining regulatory approvals. Other factors include, but are not limited to, weather conditions, economic conditions in the company's service territory, fluctuations in energy-related commodity prices, marketing efforts and other uncertainties. Other risk factors are detailed from time to time in the two companies' SEC reports.